                                                                     Exhibit (1)

                                  PRESS RELEASE

                   FOR IMMEDIATE RELEASE - SEPTEMBER 28, 1999

FOR MORE INFORMATION, CONTACT:

John M. Bond, Jr. - President and Chief Executive Officer, Columbia Bancorp
(410) 465-4800

Stephen A. Horvath - President and Chief Operating Officer, Suburban Bancshares
(301) 474-6694

                 COLUMBIA BANCORP AND SUBURBAN BANCSHARES, INC.
                      ANNOUNCE DEFINITIVE MERGER AGREEMENT

Columbia, Maryland, September 28, 1999 - Columbia Bancorp (Nasdaq - CBMD), headquartered in Columbia, Maryland, and Suburban Bancshares, Inc. (Nasdaq SBNK) headquartered in Greenbelt, Maryland, announced jointly today that they have signed a definitive merger agreement.

       The definitive merger agreement provides for the merger of Suburban into Columbia. Columbia will exchange between 2,482,000 and 2,642,000 shares of its common stock for all outstanding shares of Suburban. Based upon the closing price of Columbia shares on September 27, 1999 of $12.875, the transaction has a value of approximately 2.63 million Columbia common shares worth $33.9 million, or $3.00 per share of Suburban. The deal value represents a 37% premium to market for shareholders of Suburban based on the closing price of $2.188 at September 27, 1999. The merger is intended to be a tax-free exchange for Suburban shareholders and will be accounted for as a pooling of interests.

       Upon completion of the merger, which is subject to approval by shareholders of both companies and by regulatory agencies, Suburban's subsidiary, Suburban Bank of Maryland, will merge into Columbia's subsidiary, The Columbia Bank. Although the two banks serve adjoining counties in the Baltimore-Washington Corridor, there is very little market overlap and all branch locations will remain open. Following the merger, The Columbia Bank will operate twenty-three branches (nine in Howard County, six in Baltimore County, five in Prince George's County, and three in Montgomery County).

       "We are very pleased to be joining forces with Suburban, an institution with deep roots in the suburban Washington markets of Maryland" commented John
M. Bond, Jr., President and CEO of Columbia. "This merger will further enhance our presence in the prosperous Baltimore-Washington Corridor and provide excellent opportunities for continued rapid growth." Since opening in 1988, Columbia has maintained a compound annual growth rate of 30%.

       Winfield Kelly, Chairman and CEO of Suburban, noted, "The combination of Suburban's strong commercial banking franchise coupled with the additional capabilities of Columbia in consumer banking and residential lending will provide the foundation for continued aggressive growth in the Washington suburban market."

       Following the merger, Mr. Kelly will serve as Chairman, James R. Moxley, Jr. as Vice Chairman, Herschel L. Langenthal as Chairman of the Executive Committee and Mr. Bond as President and CEO of Columbia. Mr. Stephen A. Horvath, President and Chief Operating Officer of Suburban Bancshares, will serve as Executive Vice President of the Washington Region for The Columbia Bank.


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       Columbia and Suburban anticipate substantial merger cost savings resulting from combined operations and increased revenue from offering Columbia's broader product line in markets served by Suburban.

       The following chart compares Columbia and Suburban at June 30, 1999.

                                                                           Pro-forma
  (Dollars in thousands)           Columbia            Suburban            Combined
  ----------------------           --------            --------            --------
Total Assets                        $457,255            $222,575            $679,830
Loans                                293,959             135,195             429,154
Deposits                             356,627             186,578             543,205
Equity                                39,021              20,354              59,555

       This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

       Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates fourteen banking offices and will open a fifteenth banking office in the fourth quarter 1999. The Columbia Bank provides a full range of financial services to consumers and businesses. Columbia Bancorp's Common Stock is traded on the National Market tier of The Nasdaq Stock Market(SM) under the symbol "CBMD".

       Suburban Bancshares, headquartered in Greenbelt, Maryland, is a bank holding company and parent company of Suburban Bank of Maryland, a commercial bank. Suburban Bank of Maryland operates eight banking offices. Suburban Bancshares' Common Stock is traded on the Small Cap tier of The Nasdaq Stock Market(SM) under the symbol "SBNK".